Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205893

MVP REIT II, INC.
SUPPLEMENT NO. 2 DATED JANUARY 8, 2016
TO THE PROSPECTUS DATED OCTOBER 22, 2015

This document supplements, and should be read in conjunction with, our prospectus dated October 22, 2015 relating to our offering of up to $550,000,000 in shares of our common stock, as supplemented by Supplement No. 1 dated December 3, 2015. Terms not otherwise defined herein have the same meanings as set forth in our prospectus.

The purpose of this supplement is to disclose:

•  an update to the status of our initial public offering;
•  our entry into a joint venture that acquired two parking facilities located in Minneapolis, Minnesota; and
•  a revised form of subscription agreement.

Status of Our Initial Public Offering

We commenced our initial public offering of $550,000,000 in shares of common stock on October 22, 2015. Subscription proceeds were placed in escrow until such time as subscriptions representing $2,000,000 in shares were received and accepted by us. As of January 6, 2016, we had received subscriptions representing $2,000,000 in shares and accepted such subscriptions, satisfying the minimum offering amount for our initial public offering.  As a result, our escrow agent has released to us all proceeds from initial subscriptions that had been placed in our escrow account, and all initial subscribers have been admitted as stockholders. Funds from subscriptions are now available to us for acquisitions and other purposes. Residents of Pennsylvania and Washington will not be admitted until gross offering proceeds exceed $25 million and $10 million in subscriptions for shares of our common stock, respectively.

Joint Venture and Acquisition of Two Properties

On January 6, 2016 we entered into a joint venture with MVP REIT, Inc. (the “Joint Venture”) to purchase the membership interests of an entity that owns two parking lots located in Minneapolis, Minnesota for a purchase price of approximately $15,495,000 plus closing costs.  The purchase closed on January 6, 2016. Our share of the purchase price was approximately $2,000,000 plus closing costs, and as a result of the transaction, we own a 12.91% interest in the Joint Venture.  The first parking lot is located at 1022 Hennepin Avenue (the “Hennepin lot”). The Hennepin lot consists of approximately 90,658 square feet and has approximately 270 parking spaces.  The second parking lot is located at 41 10th Street North (the “10th Street lot”). The 10th Street lot consists of approximately 107,952 square feet and has approximately 185 parking spaces. It is anticipated that the 10th Street lot will be closed after approximately 90 days and will be listed for sale for development purposes.

Both the Hennepin lot and 10th Street lot are leased by SP Plus Corp., a Delaware parking operator, under a net lease agreement whereby the Joint Venture is responsible for property taxes and SP Plus pays for all insurance and maintenance costs. SP Plus pays a cumulative annual rent of $800,000 which will not be reduced in the event that the 10th Street lot ceases operations. In addition, the lease provides revenue participation with the Joint Venture receiving 70% of gross receipts over $1,060,000, but not to exceed $1,300,000, plus 80% of annual gross receipts in excess of $1,300,000. The term of the lease is five years.

Form of Subscription Agreement

Our revised form of subscription agreement is attached to this supplement as Exhibit A. The revised form of subscription agreement supersedes and replaces the form included as Appendix B to the prospectus dated October 22, 2015, and the form included as Exhibit A to Supplement No. 1 dated December 3, 2015.

[Exhibit A – Form of Subscription Agreement]

APPENDIX B - MVP REIT II, INC. FORM OF SUBSCRIPTION AGREEMENT

MVP REIT II, Inc.

Subscription Agreement

PROSPECTUS DATED OCTOBER 22nd, 2015

FOR FURTHER ASSISTANCE IN COMPLETING THIS AGREEMENT, PLEASE CALL MVP INVESTOR SERVICES AT (877) 684-6871

1 Investment

Total Invested $ ____________

$10,000 MINIMUM INITIAL INVESTMENT ($2,500 FOR QUALIFIED ACCOUNTS); $1,000 INCREMENTS THEREAFTER

☐ Initial Investment

☐ Additional Investment ____________ EXISTING ACCOUNT NUMBER

☐ Purchase Shares Net of Commissions
REPRESENTATIVE WILL NOT RECEIVE SELLING COMMISSIONS

2 Investment Type (check 1 box only)

NON-QUALIFIED:

☐ Individual

☐ Joint Tenants w/ Right of Survivorship[1]

☐ Tenants in Common[1]

☐ Community Property[1]

☐ UGMA/UTMA ____________ STATE

☐ Corporation or Limited Liability Company[2]
☐ S-Corp ☐ C-Corp
Will default to S-Corp if not selected

☐ Partnership[2]

☐ Trust[3] ____________ TRUST DATE
Trustee or custodian signature required

☐ Other: ____________ SPECIFY

QUALIFIED:

☐ Traditional IRA

☐ Roth IRA

☐ SEP IRA

☐ SIMPLE IRA

Custodian required. Complete Section 5 and obtain Custodian Signature and Medallion Guarantee in Section 8.

☐ Inherited IRA as Beneficiary for:
____________ NAME OF DECEASED OWNER

☐ Qualified Pension[4]

☐ Profit Sharing Plan[4]

Custodian or Plan Administrator required.

☐ Other: ____________ SPECIFY

1. ALL PARTIES MUST SIGN
2. PLEASE ATTACH THE CORPORATE RESOLUTION CERTIFICATION FORM OR PAGES OF CORPORATE DOCUMENTS, AS APPLICABLE WHICH LISTS THE NAME OF CORPORATION/LLC, OFFICERS OR AUTHORIZED SIGNATORIES, SIGNATURES AND DATES
3. PLEASE ATTACH THE TRUSTEE CERTIFICATION FORM OR PAGES OF TRUST/PLAN DOCUMENT, AS APPLICABLE, WHICH LISTS THE NAME OF TRUST/PLAN, TRUSTEES OR AUTHORIZED SIGNATORIES, SIGNATURES AND DATES
4. PLEASE INCLUDE PLAN DOCUMENTS

3 Investor(s) Information (3a & 3b required)

3a

INVESTOR OR TRUSTEE NAME ____________

JOINT INVESTOR OR TRUSTEE NAME ____________

INVESTOR DATE OF BIRTH ____________

JOINT INVESTOR DATE OF BIRTH ____________

INVESTOR SOCIAL SECURITY OR TAX ID # ____________

JOINT INVESTOR SOCIAL SECURITY OR TAX ID # ____________

INVESTOR CITIZENSHIP STATUS (CHECK ONE) :
☐ US Citizen ☐ Resident Alien ☐ Non-Resident Alien

JOINT INVESTOR CITIZENSHIP STATUS (CHECK ONE) :
☐ US Citizen ☐ Resident Alien ☐ Non-Resident Alien

Will default to US Citizen if not selected. If non-resident alien, investor(s) must submit the appropriate W-8 form (W-8BEN, W-8ECI, W-8EXP or W-8IMY) in order to make an investment.

3b

HOME ADDRESS (NO P.O. BOX) ____________

CITY ____________ STATE ____________ ZIP ____________

DAYTIME PHONE ____________

EVENING PHONE ____________

ELECTRONIC COMMUNICATION (OPTIONAL)
I (we) elect to receive electronic delivery of stockholder communications from the Company instead of receiving paper copies through the mail. I (we) acknowledge that the Company will send a paper copy of any stockholder communication that I (we) request and that I (we) may revoke this election at any time.

E-MAIL ____________

INVESTOR(S)/CUSTODIAN SIGNATURE ____________

3c

ALTERNATE MAILING ADDRESS (OR P.O. BOX) ____________

CITY ____________ STATE ____________ ZIP ____________

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4 Investment Title

PLEASE PRINT NAMES IN WHICH SHARES OF COMMON STOCK ARE TO BE REGISTERED. INCLUDE TRUST NAME OR BUSINESS ENTITY, IF APPLICABLE. IF IRA OR QUALIFIED PLAN, INCLUDE BOTH CUSTODIAN AND INVESTOR NAMES AND TAX ID NUMBERS.
IF SAME AS SECTION 3A, WRITE "SAME".

TITLE LINE 1

TITLE LINE 2

SOCIAL SECURITY OR TAX ID # (INVESTOR/TRUSTEE)

JOINT INVESTOR SOCIAL SECURITY OR TAX ID # (INVESTOR/TRUSTEE)

PLAN OR TRUST TAX ID# (TAXABLE PARTY)

5 Custodian/ Administrator Information

(Important: Send all paperwork directly to the custodian)

CUSTODIAN/ADMINISTRATOR NAME

ADDRESS 1

ADDRESS 2

CITY

STATE

ZIP

DAYTIME PHONE

CUSTODIAN/ADMINISTRATOR TAX ID #

INVESTOR'S ACCOUNT # WITH CUSTODIAN/ADMINISTRATOR

Important Note About Proxy Voting: By signing this subscription agreement, Custodian/Administrator authorizes the investor to vote the number of shares of common stock of MVP REIT II, Inc. that are beneficially owned by the investor as reflected on the records of MVP REIT II, Inc. as of the applicable record date at any meeting of the stockholders of MVP REIT II, Inc. This authorization shall remain in place until revoked in writing by Custodian/Administrator. MVP REIT II, Inc. is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

6 Distribution Options (required)

If a box is not checked below. 100% of your distributions will be paid in cash and sent to the address of record

☐ **Distribution Reinvestment Plan (DRIP)**
Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus

________% DRIP ________% cash (must equal 100%)

Mail to Alternate Address (3c)

Mail to Street Address (3b)

Via Electronic Deposit (ACH)

Complete information below. I (we) hereby authorize the Company or its agents to distributions into the account listed below. I (we) further authorize the Company to debit my (our) account in the event that the company erroneously deposits additional funds into my (our) account to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such deposit, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amount is recovered by the Company.

Checking (must enclose voided check)

Savings (verification from bank must be provided)

☐ **Cash Distributions Directed to:**

NAME OF BANK BROKERAGE FIRM OR INDIVIDUAL

MAILING ADDRESS

CITY

STATE

ZIP CODE

BANK ABA# (FOR ACH ONLY)

ACCOUNT #

MUST ENCLOSE A VOIDED CHECK IF IT IS A CHECKING ACCOUNT

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7 Investor and Suitability Representations

Please separately initial each of the items below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, investor(s) may not grant any person power of attorney to make such representations on their behalf.

Initials Required — **Owner** | **Joint Owner**

1. I (we) acknowledge receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the Company's final Prospectus relating to the Shares, wherein the terms and conditions of the offering are described.
2. I (we) acknowledge that the investment is not liquid, **there is no public market for the Shares** and, accordingly, it may not be possible to readily liquidate an investment in the Company.
3. I (we) represent that I am (we are) purchasing Shares for my (our) own account; or, if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), then I (we) represent that I (we) have due authority to execute the Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) authorized agent(s).
4. I (we) have either **(a)** a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more or **(b)** a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 and had during the last tax year a minimum of $70,000 annual gross income, and, if applicable, I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus under "Suitability Standards."

Alabama: Investors must have a liquid net worth of at least 10 times their investment in this program and its affiliates.

Idaho: Investors must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Idaho investor's total investment in us shall not exceed 10% of his or her liquid net worth. Liquid net worth is defined as that portion of net worth consisting of cash, cash equivalents and readily marketable securities.

Iowa: Investors must have either (a) a minimum net worth of $300,000 (exclusive of home, auto and furnishings) or (b) a minimum annual income of $ 70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition the total investment shall not exceed 10% of the Iowa investor's liquid net worth. "Liquid net worth" for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities.

Kansas: Investors may not invest more than ten percent (10%) of his or her liquid net worth in shares of us, our affiliates, and in other non-traded real estate investment trusts. Liquid net worth is defined as that portion of the purchaser's total net worth that is comprised of cash, cash equivalents and readily marketable securities as determined in conformity with Generally Accepted Accounting Principles.

Kentucky: Investors must have either a minimum annual gross income of $70,000 and a minimum net worth of at least $70,000 or a minimum net worth of at least $250,000. In addition, no Kentucky investor shall invest, in aggregate, more than 10% of his or her liquid net worth in us or our affiliates' non-publicly traded real estate investment trusts. "Liquid net worth" shall be defined as that portion of a person's net worth (total assets, exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Maine: The Maine Office of Securities recommends that an investor's aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Massachusetts: Investors must have either (a) a liquid net worth of $250,000 and annual gross income of $70,000 or (b) a minimum liquid net worth of $500,000. In addition, a Massachusetts investor's total investment in this offering and in other illiquid direct participation programs shall not exceed 10% of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Missouri: Investors must not invest more than ten percent (10%) of their liquid net worth in our securities.

Nebraska: Investors who are not "accredited investors" within the meaning of the Federal securities laws must limit their aggregate investment in our shares and the securities of other non-publicly traded REITs to 10% of such investor's net worth (exclusive of home, home furnishings, and automobiles).

New Jersey: Investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.

New Mexico: Investors may not invest, and we may not accept from an investor more than ten percent (10%) of that investor's liquid net worth in shares of us, our affiliates, and in other non-traded real estate investment trusts. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents, and readily marketable securities.

North Dakota: Investors must have a net worth of at least ten times their investment in our securities.

Oregon: An Oregon investor's maximum investment in us and our affiliates may not exceed 10% of the investor's liquid net worth. "Liquid net worth" is defined as that portion of an investor's net worth consisting of cash, cash equivalents and readily marketable securities.

Pennsylvania: Investors must not invest more than ten percent (10%) of their net worth in our securities. Because the minimum closing amount is less than $50,000,000, Pennsylvania investors are cautioned to carefully evaluate the program's ability to fully accomplish its stated objectives and to inquire as to the current dollar volume of program subscriptions. Notwithstanding our $2 million minimum offering amount for all other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $25 million in gross offering proceeds (including sales made to residents of other jurisdictions). See "Plan of Distribution – Special Notice to Pennsylvania Investors."

Tennessee: Investors may not invest more than ten percent (10%) of their liquid net worth (exclusive of home, home furnishings, and automobiles) in this offering. In addition, it is recommended that a Tennessee investor's aggregate investment in this offering and in similar direct participation program investments not exceed 10% of their liquid net worth (exclusive of home, home furnishings, and automobiles).

Vermont: Accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, may invest freely in this offering. In addition to the suitability standards described above, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor's liquid net worth. For these purposes, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities.

Washington: Notwithstanding our $2 million minimum offering amount for other jurisdictions, we will not sell any shares to Washington investors until we have an aggregate of $10,000,000 in subscriptions for shares of our common stock (including subscriptions from residents of other jurisdictions)

8 Investor(s)/ Custodian Signatures

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION **(REQUIRED)**: The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her), (ii) he or she is not subject to back up withholding either because (a) he or she has not been notified by the Internal Revenue Service ("IRS") that he or she is subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 3. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT HE OR SHE IS SUBJECT TO BACKUP WITHHOLDING BECAUSE HE OR SHE FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON HIS OR HER TAX RETURN.

The investor acknowledges that their shares and/or funds distributed as part of ownership in MVP REIT II, Inc. may be eligible for escheatment and transferred to the appropriate state if no activity occurs in the account within the time period specified by state law.

INVESTOR(S) / CUSTODIAN SIGNATURE

SIGNATURE OF INVESTOR	PRINT OR TYPE NAME OF INVESTOR	DATE **(Required)**
X		
SIGNATURE OF JOINT INVESTOR **(if applicable)**	PRINT OR TYPE NAME OF JOINT INVESTOR **(if applicable)**	DATE **(Required)**
X		
CUSTODIAN MEDALLION SIGNATURE GUARANTEE	PRINT OR TYPE NAME OF AUTHORIZED SIGNATURE **(Custodian or Trustee)**	DATE **(Required)**

MUST BE SIGNED BY CUSTODIAN(S) IF IRA OR QUALIFIED PLAN (MVP AMERICAN SECURITIES, LLC AND ITS AFFILIATES DO NOT ACT AS IRA CUSTODIANS)

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TAXPAYER IDENTIFICATION NUMBER CONFIRMATION **(REQUIRED)**: The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her), (ii) he or she is not subject to back up withholding either because (a) he or she has not been notified by the Internal Revenue Service ("IRS") that he or she is subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 3. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT HE OR SHE IS SUBJECT TO BACKUP WITHHOLDING BECAUSE HE OR SHE FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON HIS OR HER TAX RETURN.

The investor acknowledges that their shares and/or funds distributed as part of ownership in MVP REIT II, Inc. may be eligible for escheatment and transferred to the appropriate state if no activity occurs in the account within the time period specified by state law.

9 Broker-Dealer or Registered Investment Advisor (RIA)

9a

BROKER-DEALER OR RIA FIRM NAME **(Required)**

BROKER-DEALER OR RIA FIRM ADDRESS OR P.O. BOX

CITY | STATE | ZIP

BUSINESS PHONE **(Required)** | FAX

9b

REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) NAME(S) **(Required)** | REPRESENTATIVE #(S) **(Required)**

REGISTERED REPRESENTATIVE OR ADVISOR ADDRESS OR P.O. BOX

CITY | STATE | ZIP

BUSINESS PHONE **(Required)** | FAX

E-MAIL ADDRESS

9c

☐ **REGISTERED INVESTMENT ADVISOR (RIA). NO SELLING COMMISSIONS ARE PAID ON THESE ACCOUNTS.**

CHECK ONLY IF INVESTMENT IS MADE THROUGH THE RIA IN ITS CAPACITY AS AN RIA AND NOT IN ITS CAPACITY AS A REGISTERED REPRESENTATIVE, IF APPLICABLE, WHOSE AGREEMENT WITH THE INVESTOR INCLUDES A FIXED OR "WRAP" FEE FEATURE FOR ADVISORY AND RELATED BROKERAGE SERVICES. IF AN OWNER OR PRINCIPAL OR ANY MEMBER OF THE RIA FIRM IS A FINRA LICENSED REGISTERED REPRESENTATIVE AFFILIATED WITH A BROKER-DEALER, THE TRANSACTION SHOULD BE CONDUCTED THROUGH THAT BROKER-DEALER, NOT THROUGH THE RIA.

9d

REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) SIGNATURE(S) | DATE **(Required)**

X X

I HEREBY CERTIFY THAT I HOLD A SERIES 7 OR SERIES 62 FINRA LICENSE (OR THAT I AM A PROPERLY REGISTERED INVESTMENT ADVISOR), AND I AM PROPERLY REGISTERED IN THE INVESTOR STATE OF RESIDENCE.

BROKER DEALER SIGNATURE (IF REQUIRED BY BROKER DEALER) | DATE **(Required)**

X

PAYMENT INSTRUCTIONS

The Subscription Agreement, together with the full purchase price, should be delivered by one of the following methods:

For residents of Pennsylvania and Washington, until the applicable minimum offering amount is raised — See section 7 :

Payment by Bank Check or Certified Check:	Make payable to "UMB Bank, N.A., as escrow agent for MVP REIT II, Inc."
Payment by Wire Transfer	UMB Bank, N.A. ABA No: 101000695 Account No.: 9872232623 Account Name: UMB Bank Escrow Agent for MVP REIT II, Inc.

Original documents and payment (if by bank check or certified check) should be mailed to the following address:

UMB Bank, N.A.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106
Attn: Lara Stevens,
Corporate Trust

For residents of all other jurisdictions :

Payment by Bank Check or Certified Check:	Make Payable to "MVP REIT II, Inc."
Payment by Wire Transfer	DST as agent for MVP REIT II, Inc. Account #: 9872013247 Bank Routing No.: 101000695

Original documents and payment (if by bank check or certified check) should be mailed to the following address:

DST Systems, Inc. as agent or MVP REIT II, Inc.
P.O Box 219390
Kansas City, MO 64121-9390

ACCEPTABLE FORMS OF PAYMENT.

Please indicate method of payment below:

- ☐ Wire transfer
- ☐ Pre-printed personal check
- ☐ Cashier's check (with remitter's name imprinted)
- ☐ Business check for company/corporate account
- ☐ Trust check for trust accounts
- ☐ Custodial check for IRA account
- ☐ Check endorsed from other investment program (will be accepted if it meets the minimum investment requirement

WE CANNOT ACCEPT: Money orders, temporary (not pre-printed) checks or third party checks. If you need to verify whether a form of payment is acceptable, please call MVP Investor Services at 877-684-6871.

The Investor acknowledges that the Company can accept or reject all or any part of this subscription in its sole and absolute discretion and that this offering may be terminated at any time by the Company. If the Investor's subscription is accepted, the Company will send the Investor a confirmation of his or her purchase within 10 business days from the date the subscription is accepted. If the Investor's subscription is rejected in part, the funds delivered herewith, to the extent the application is so rejected, will be returned to Investor as soon as practicable without interest or deduction, except to the extent of any interest actually earned.

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